Exhibit 99.2

January 25, 2013

Dear Shareholder,

We are pleased to announce that The First National Bank of Shelby’s Board of Directors has unanimously approved entering into a merger agreement with Bank of the Ozarks, Inc., which is the bank holding company for Bank of the Ozarks, a $4 billion asset bank headquartered in Little Rock, Arkansas. Bank of the Ozarks conducts banking operations through 117 offices in Arkansas, Georgia, Texas, Florida, Alabama, North Carolina and South Carolina. Bank of the Ozarks, Inc.‘s stock trades on the NASDAQ Global Select Market under the symbol “OZRK.”

The shareholders of First National Bank will vote on the proposed merger transaction at a shareholder meeting expected to be held during the second quarter of this year. If approved, Bank of the Ozarks, Inc. (the “Company”) will acquire all of the shares of common stock in The First National Bank of Shelby (“First National Bank”) for $64 million in cash and/or stock, and First National Bank will merge into Bank of the Ozarks. Each outstanding share of common stock of First National Bank will be converted, at the election of each First National Bank shareholder, into the right to receive shares of the Company’s common stock or the right to receive cash, all subject to certain conditions and potential adjustments, provided that at least 51% of the merger consideration paid to First National Bank shareholders will consist of shares of the Company’s common stock.

The Board of Directors and management of First National Bank have spent a considerable amount of time focused on analyzing the best course of action for the bank’s future. We believe that partnering with a strong regional bank with a similar philosophy and culture is in the best interests of the shareholders, employees, and customers of First National Bank. First National Bank’s shareholders that receive shares of Bank of the Ozarks, Inc.‘s stock in the merger will have improved liquidity in their stock investment and the prospect of a return of regular cash dividends. Further, First National Bank’s customers will have access to additional financial services.

We chose to partner with Bank of the Ozarks, one of the most respected community banks in the country, because Bank of the Ozarks shares our customer focus and tradition of community service. It was of great importance to us to join a company with a strong sense of community, outstanding financial strength, and progressive leadership. We believe our customers, employees, communities and stockholders will all benefit from our partnership with Bank of the Ozarks. We are excited about First National Bank joining Bank of the Ozarks’ organization and look forward to continuing our legacy in the communities we serve.

Bank of the Ozarks’ Chairman and Chief Executive Officer George Gleason commented in a press release issued yesterday that: “First National Bank has a rich heritage in North Carolina with 14 offices in Shelby and the surrounding communities. Bank of the Ozarks has been operating in nearby Charlotte for over a decade, giving us good insight into the market. We are pleased to expand our service area to these additional communities. Customers of First National Bank can expect local decision making and the same quality of friendly hometown banking they have long enjoyed, in addition to benefiting from a broader range of financial services.”

We look forward to sending you additional information regarding the merger in the near future.

Sincerely,

/s/ Edgar B. Hamilton	/s/ Adelaide Austell Craver	/s/ Helen A. Jeffords

Edgar B. Hamilton	Adelaide Austell Craver	Helen A. Jeffords
Director and Chairman	Director and Chairman	President and Chief
Emeritus	of the Board	Executive Officer

ADDITIONAL INFORMATION

Bank of the Ozarks, Inc. intends to file a registration statement on Form S-4, which will include a proxy statement/prospectus and other relevant materials in connection with the proposed merger transaction involving the Company and First National Bank. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THIS FILING WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER TRANSACTION. Investors and security holders may obtain free copies of these documents and other documents filed with the Securities and Exchange Commission (the “SEC”) on the SEC’s website at http://www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by the Company at the Company’s website at http://www.bankozarks.com, Investor Relations, or by contacting Susan Blair, by telephone at (501) 978-2217.